Exhibit 99

Release:	On receipt, November 30, 2020

Media Contact:	Jane Slusark, 515-362-0482, slusark.jane@principal.com

Investor Contact:	John Egan, 515-235-9500, egan.john@principal.com

Principal Financial Group adds new global leaders to executive team

Luis Valdés to retire after 26 years

(Des Moines, Iowa) – Principal Financial Group® today announced global leadership changes – elevating regional presidents Roberto Walker (Latin America) and Thomas Cheong (Asia) of Principal International to its executive management team and announcing the retirement of Luis Valdés, CEO and president of Principal International. Walker and Cheong will report to Dan Houston, chairman, president and CEO of Principal®.

The addition of Walker and Cheong to the executive team emphasizes the growing significance of international markets and the global customer for Principal. Based in Santiago, Chile, and Hong Kong, these two leaders bring direct, local perspectives on regional market dynamics and customer preferences which will help inform new solutions and distribution pathways in and outside of their markets.

“We’re excited to add strong, international leaders to our executive management team who have deep understanding of our customers – across markets, customer segments, and product lines – and will help to build our voice and expertise as a global retirement leader,” said Houston. “Roberto and Thomas have unique perspectives on serving diverse customer populations that are invaluable to Principal as we work to diversify not only our solutions, but also the way we bring those solutions to a broad range of customers. Their leadership will help us to deliver our commitment to helping more people gain access to financial security around the world.”

Walker, senior vice president and president of Principal Latin America, and Cheong, senior vice president and president of Principal Asia, are promoted to executive vice presidents as part of the changes, effective Jan. 1, 2021. Walker joined Principal in 1996 and has led Latin America for Principal International since 2011. Cheong joined Principal in 2015 as vice president of North Asia for Principal International and took over leadership responsibilities for the entire Asia region in 2019.

Valdés will retire March 31, 2021, after 26 years with Principal serving in several global leadership roles. He led Principal International as president and CEO the past nine years – driving significant growth in Latin America and Asia, including several major acquisitions for Principal to grow its footprint in key emerging markets. Valdés will serve as chairman of the Principal International board for two years following his retirement.

“Luis has been central to growing Principal International from an emerging business into a significant contributor today with strong profitability,” said Houston. “He has a passion for what he does – from leading critical acquisitions to advising international lawmakers on sound pension policy. We’re grateful for his leadership and will count on his continued counsel as Principal International Board chair.”

Principal continues to evaluate and evolve its operating model to meet the needs of customers around the world – tailoring its expertise as a global retirement leader to meet and address local needs while using local insight to advance the company’s global strategies.

About Principal®

Principal helps people and companies around the world build, protect and advance their financial well-being through retirement, insurance and asset management solutions that fit their lives. Our employees are passionate about helping clients of all income and portfolio sizes achieve their goals – offering innovative ideas, investment expertise and real-life solutions to make financial progress possible. To find out more, visit us at principal.com.

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